Exhibit 99.2

B&G Foods Appoints Thomas P. Crimmins as

Executive Vice President of Finance and Chief Financial Officer

PARSIPPANY, N.J., March 10, 2015 — B&G Foods, Inc. (NYSE: BGS) announced today that it has appointed Thomas P. Crimmins, age 46, as its Executive Vice President of Finance and Chief Financial Officer, effective March 16, 2015.  In this role, Mr. Crimmins will oversee the Company’s finance organization and be a part of the Company’s executive management team, reporting to President and Chief Executive Officer, Robert C. Cantwell.

“We are very pleased to have Tom Crimmins join our executive team,” said Mr. Cantwell.  “Tom is an experienced and talented CFO and will be a valuable addition to B&G Foods.”

Mr. Crimmins joins B&G Foods from DRS Technologies, Inc., where he spent 16 years, the last three as that company’s Executive Vice President and Chief Financial Officer.  In that position, he was responsible for corporate and operational finance, corporate procurement, taxation, accounting, treasury and internal audit.  From 1992 to 1999, Mr. Crimmins was an audit manager for PricewaterhouseCoopers.

Mr. Crimmins replaces Mr. Cantwell, who has been the Company’s Executive Vice President of Finance and Chief Financial Officer since 1991, and has been serving in that role on an interim basis since the beginning of this year, when he was promoted to President and Chief Executive Officer.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, MacDonald’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214